UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 28, 2012

PRESIDENTIAL LIFE CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-05486	13-2652144
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

69 Lydecker Street

Nyack, New York 10960

(Address of Principal executive offices, including Zip Code)

(845) 358-2300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 2.01. Completion of Acquisition or Disposition of Assets.

As previously disclosed, at a special meeting of shareholders held on December 20, 2012 (the “Special Meeting”), the shareholders of Presidential Life Corporation, a Delaware corporation (the “Company”), approved the Agreement and Plan of Merger (the “Merger Agreement”) dated as of July 12, 2012, as amended from time to time, by and among the Company, Athene Annuity & Life Assurance Company, an insurance company organized under the laws of the State of Delaware (“Athene”) and Eagle Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Athene (“Merger Sub”).

On December 28, 2012, the Company filed a certificate of merger with the Secretary of State of the State of Delaware, and Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Athene.

Pursuant to the Merger Agreement, at the effective time of the Merger, each outstanding share of the Company’s common stock, par value $0.01 per share (“Common Stock”) (other than shares (i) held by Athene or the Company or any subsidiary of Athene or the Company or (ii) held by a holder who properly exercised appraisal rights under Delaware law), was automatically converted into the right to receive $14.00 in cash, without any interest (the “Merger Consideration”).

Additionally, each unexercised option to purchase Common Stock (“Option”) outstanding immediately prior to the effective time of the Merger, was cancelled and converted into the right to receive an amount in cash, if any, without interest and net of all applicable withholding taxes, equal to (a) the excess, if any, of the Merger Consideration over the per share exercise price of the applicable Option, multiplied by (b) the aggregate number of shares of Common Stock that could be acquired upon exercise of such Option. Each outstanding restricted share of Common Stock was automatically converted into the right to receive the Merger Consideration.

All such shares of Common Stock converted into the right to receive the Merger Consideration were automatically cancelled and have ceased to exist, and such holders of Common Stock have ceased to have any rights as a shareholder, except the right to receive the Merger Consideration.

The total amount of funds necessary to pay the consideration under the Merger Agreement is approximately $414 million.

The foregoing is intended only to be a summary of the Merger Agreement and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached as Exhibit 2.1 to the Company’s Current Report on Form 8-K, filed on July 12, 2012, which is incorporated by reference herein.

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

In connection with the closing of the Merger, pursuant to a written request submitted by the Company on December 28, 2012, the Company notified The NASDAQ Stock Market LLC (“NASDAQ”) of the completion of the Merger and requested that NASDAQ cease trading of the Common Stock and suspend the listing of the Common Stock as of the close of business on December 28, 2012, and that NASDAQ file with the Securities and Exchange Commission (the “SEC”) an application on Form 25 to delist and deregister the Common Stock under Section 12(b) of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”). After the Form 25 becomes effective, which will occur ten days after its filing, the Company expects to file a Form 15 with the SEC requesting the deregistration of the Common Stock under Section 12(g) of the Exchange Act and the suspension of the Company’s reporting obligations under Section 15(d) of the Exchange Act.

Item 3.03. Material Modification to Rights of Security Holders.

The information in Items 2.01 and 5.03 is incorporated herein by reference.

Item 5.01. Changes in Control of Registrant.

As a result of the Merger, the Company became a wholly owned subsidiary of Athene. The information in Items 2.01 and 5.02 is incorporated herein by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Pursuant to the terms of the Merger Agreement, at the effective time of the Merger, each of the directors of the Company resigned from their directorships of the Company and from all committees of which they were members, and the directors of Merger Sub immediately prior to the effective time of the Merger became the directors of the Company.

Item 5.03. Amendments to Articles of Incorporation or By-laws; Change in Fiscal Year.

Pursuant to the terms of the Merger Agreement, at the effective time of the Merger, the Certificate of Incorporation of the Company as in effect immediately prior to the Merger was amended and restated in its entirety to read as set forth in Exhibit C of the Merger Agreement.

In addition, pursuant to the terms of the Merger Agreement, at the effective time of the Merger, the bylaws of the Company as in effect immediately prior to the Merger were amended and restated in their entirety to read in substantially the form of the bylaws of Merger Sub.

Item 8.01. Other Events.

On December 28, 2012, the Company issued a press release announcing the completion of the Merger, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description of Exhibit

99.1	Joint Press Release issued by Presidential Life Corporation and Athene Annuity & Life Assurance Company on December 28, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

PRESIDENTIAL LIFE CORPORATION

Date: December 28, 2012	By:	/s/ Donald L. Barnes
	Name:	Donald L. Barnes
	Title:	Chief Executive Officer